Exhibit 10.1

FOX PAINE & COMPANY, LLC

2105 Woodside Rd., Suite D

Woodside, California 94062

October 31, 2013

Global Indemnity (Cayman) Limited

c/o Global Indemnity Group, Inc.

Three Bala Plaza East

Suite 300

Bala Cynwyd, PA 19004

Re:         Amended and Restated Management Agreement

Dear Ladies and Gentlemen:

We refer to the Management Agreement, dated September 5, 2003, by and among United America Indemnity, Ltd., formerly Vigilant International, Ltd., an exempted company formed with limited liability under the laws of the Cayman Island (“UAIL”), Fox Paine & Company, LLC, a Delaware limited liability company (“Fox Paine”) and Wind River Holding, L.P., formerly The AMC Group, L.P. a Pennsylvania limited partnership (“Wind River”), whereby the UAIL contracted for certain services from each of Fox Paine and Wind River (the “Original Agreement”), (ii) Amendment No. 1 to the Management Agreement, dated May 25, 2006, whereby UAIL and Wind River terminated Wind River’s services as of May 25, 2006, WindRiver ceased being a party to the Management Agreement and UAIL and Fox Paine modified the terms of the Annual Service Fee payable to Fox Paine for certain services provided by Fox Paine to UAIL (the “First Amendment”), (iii) Assignment and Assumption and amendment of the Management Agreement, dated March 16, 2011, whereby UAIL transferred and assigned the Management Agreement, as amended by the First Amendment, and the Indemnification Letter and all of its rights and obligations thereunder to Global Indemnity (Cayman) Limited (the “Company”), and the Company accepted and consented to such assignment and agreed to perform the obligations of the Company under the Management Agreement, as amended by the First Amendment, and the Indemnification Letter, Fox Paine consented to such assignment and transfer and the Company and Fox Paine modified the terms of certain services provided by Fox Paine to the Company and its affiliates and the fees payable therefor and the basis upon which advisory services would be provided by Fox Paine in the event of a change of control of Global Indemnity plc (“Global Indemnity”) and the fees payable therefor (the “Second Amendment”), (iv) Amendment No. 3 to Management Agreement, dated April 10, 2011, whereby the Company and Fox Paine changed “the Company” to “Global Indemnity plc” in a specified sentence (the “Third Amendment,” and together with the Original Agreement, the First Amendment and the Second Amendment, the “Management Agreement”). For the avoidance of doubt, all references in this Amended and Restated Management Agreement to an entity include the successor(s) to such entity.

Global Indemnity (Cayman) Limited

October 31, 2013

We refer to the Amended and Restated Investment Agreement, dated as of September 5, 2003 (the “Investment Agreement”), by and among U.N. Holdings (Cayman), Ltd., an exempted company formed with limited liability under the laws of the Cayman Islands, UAIL, U.N. Holdings II, Inc., a Delaware corporation, U.N. Holdings LLC, a Delaware limited liability company, U.N. Holdings Inc., a Delaware corporation, Wind River Investment Corporation, a Delaware corporation (“Wind River”), and those Trusts listed on Schedule A thereto. As a result of transactions contemplated by the Investment Agreement, Fox Paine Capital Fund II International, L.P., a Cayman Islands exempted limited partnership (collectively with its affiliates, the “Funds”), acquired an indirect beneficial ownership of a majority of Common Shares (as defined in the Investment Agreement) and Preferred Shares (as defined in the Investment Agreement) of Global Indemnity (collectively, the “Shares”).

The current parties to the Management Agreement, the Company and Fox Paine, hereby amend and restate in its entirety the Management Agreement to reflect the intents and purposes of the Original Agreement as amended by the First Amendment, as assigned, assumed and further amended by the Second Amendment and as further amended by the Third Amendment, together with certain additional modifications as of this date reflected herein (the “Amended and Restated Management Agreement”). This Amended and Restated Management Agreement reflects the entire agreement of the parties and replaces and supersedes the Original Agreement, the First Amendment, the Second Amendment and the Third Amendment.

In connection with the ongoing operations of the Company and its affiliates, since the Original Agreement the Company has paid Fox Paine an annual fee equal to $1,500,000, as compensation for Fox Paine’s ongoing provision of certain financial and strategic consulting, advisory and other services to the Company and its affiliates (collectively, the “Services”). Beginning on September 5, 2013, the annual service fee increased to $1,900,409.00 to reflect the aggregate increase in the Consumer Price Index as published by the U.S. Department of Labor Bureau of Labor Statistics (the “CPI-U”) from August 31, 2003 to August 31, 2013, and will be further increased each year beginning September 5, 2014 by an amount to reflect the percentage change in the CPI-U from the beginning of the twelve month period to the end of the twelve month period ended August 31 (the annual service fee as so increased annually, the “Annual Service Fee”). In addition, beginning on September 5, 2014, the Annual Service Fee will be subject to an adjustment amount (the “Adjustment Amount”) equal to: (i) on each September 5 (the “Annual Accrual Date”), the percentage rate of return the Company earned on its investment

Global Indemnity (Cayman) Limited

October 31, 2013

portfolio over the same twelve month period multiplied by the aggregate Annual Service Fees and Adjustment Amounts accumulated and unpaid through such date and (ii) if a Triggering Event occurs on any date other than an Annual Accrual Date, the percentage rate of return the Company earned on its investment portfolio over the period since the last Annual Accrual Date to have occurred before the Triggering Event through the date of the Triggering Event multiplied by the aggregate Annual Service Fees and Adjustment Amounts accumulated and unpaid through such date. For the avoidance of doubt, an example of how the Annual Service Fee will be adjusted annually is as follows: if the CPI increases 2% from August 31, 2013 to August 31, 2014, then the Annual Service Fee for September 5, 2014 will be increased by 2% from $1,900,409.00 to $1,938,417.18. If the CPI again increases by 2% from September 1, 2014 to September 1, 2015 and the Company earns 3% on its investment portfolio over the same period, then the Annual Service Fee for September 5, 2015 will be increased from $1,938,417.18 to $1,977,185.52, and the Adjustment Amount for September 5, 2015 will be $58,152.52 which is 3% of the Annual Service Fee of $1,938,417 accrued on September 5, 2014.

Since the Original Agreement, the Annual Service Fee with respect to each twelve month period beginning on September 5 of each year has been billed to the Company by Fox Paine and paid on or before November 1 of such year (each, a “Payment Date”). Beginning September 5, 2014, the Annual Service Fee and Adjustment Amount will accrue annually on September 5 of each year and accumulate over time, but will not be billed and payable on or before November 1 of such year. Instead, the accumulated Annual Service Fees and Adjustment Amounts will be billed in one lump sum and payable in full upon the first to occur of: (I) the closing of a Change of Control and (II) September 5, 2018 (the earlier of such events to occur, the “Triggering Event”); provided that if the event described in clause II occurs first, then each Annual Service Fee payable following the occurrence of such event shall be billed to the Company by Fox Paine and paid on or before the Payment Date. The Company shall provide quarterly statements of account to Fox Paine indicating as of the last day of each such calendar quarter, the Aggregate Annual Service Fees and Adjustment Amounts accrued and unpaid as of such date as well as the amount of any outstanding unpaid expense reimbursements invoiced by Fox Paine as of such date.

The parties hereto acknowledge that the Services contemplated hereby, and the Annual Service Fee payable therefor, shall not include investment banking or other similar services that may be provided to the Company and its affiliates from time to time by Fox Paine and its affiliates, or any transaction fees that may be payable in connection with any such services. Subject to the following sentence, the Annual Service Fees and Adjustment Amounts shall continue as obligations of the Company and be payable in accordance with the terms hereof until the earlier of (1) such time as Fox Paine, its affiliates or the Funds (collectively, the “Fox Paine

Global Indemnity (Cayman) Limited

October 31, 2013

Entities”) no longer hold a direct or indirect equity investment in Global Indemnity or any successor thereto and (2) such time as Fox Paine and the Company agree in writing to modify or terminate the arrangements contemplated hereby. In addition, upon the consummation of a Change of Control (as defined herein), the Company will immediately pay Fox Paine a lump sum payment in an amount to be agreed between the Company and Fox Paine (the “Termination Fee”), and upon receipt of the Termination Fee, the Transaction Fee (as defined herein) and all other amounts payable or reimbursable pursuant to this Amended and Restated Management Agreement, the Company and Fox Paine agree that Fox Paine’s obligation to provide the Services and the Advisory Services and the Company’s obligation to pay the Annual Service Fee, Adjustment Amount and any other amounts payable pursuant to this Amended and Restated Management Agreement shall thereupon immediately terminate; provided, however, that, notwithstanding anything to the contrary herein or otherwise, in the event that Fox Paine and the Company fail to agree on the amount of the Termination Fee and the Transaction Fee, the Company’s obligation to pay the Annual Service Fee and Adjustment Amount shall not terminate and Fox Paine’s right to perform all consulting, financing, investment banking and similar services for the Company and its affiliates shall continue regardless of whether any Fox Paine Entities continue to hold a direct or indirect equity investment in Global Indemnity or any successor thereto without prejudice to Fox Paine’s entitlement to the Termination Fee and the Transaction Fee.

As used herein, the term “Change of Control” shall mean, whether effected directly or indirectly or in one or a series of transactions: (i) the sale or exchange of all or substantially all the assets of Global Indemnity and its subsidiaries, taken as a whole, or (ii) the sale or exchange of (A) at least the majority of the outstanding shares of the capital stock of Global Indemnity and representing at least a majority of the voting power of Global Indemnity or (B) all outstanding shares of capital stock of Global Indemnity that are not held directly or indirectly by a Fox Paine Entity, (exclusive, in the case of each of clauses (A) and (B), of any shares of capital stock of Global Indemnity owned by officers or employees of Global Indemnity or any of its Subsidiaries that a buyer requires be retained), including, in the case of each of clauses (i) and (ii), without limitation, by means of a merger, amalgamation, scheme of arrangement, consolidation or other business combination, a tender or exchange offer, a leveraged buy-out, reinsurance transaction, lease or license, the formation of a partnership, joint or collaborative venture or similar arrangement; provided, however, that a sale or exchange of only capital stock owned directly or indirectly by Fox Paine Entities shall not constitute a Change of Control. For purposes of interpreting the definition of “Change of Control,” the phrase “series of transactions” shall mean and refer to a plan of disposition adopted and approved by the Board of Directors of Global Indemnity or the applicable company.

Global Indemnity (Cayman) Limited

October 31, 2013

For the avoidance of doubt, nothing herein impairs (or is intended to impair) the obligation of the Company and Global Indemnity to engage Fox Paine to perform all consulting, financing, investment banking and similar services for the Company and its affiliates (including, for the avoidance of doubt, Global Indemnity) in connection with any transaction that does not constitute a “Change of Control” and to pay to Fox Paine a mutually agreed advisory or arrangement/finders fee in connection with the provision of such services.

In addition, the Company also confirms the arrangements under which Fox Paine agrees to provide to the Company and its affiliates financial advice and assistance in the event of a possible Change of Control transaction, including, as appropriate, advice and assistance with respect to arranging the transaction or acting as a finder, defining objectives, performing valuation analyses and structuring, planning and negotiating any such transaction (the “Advisory Services”). The Company understands that Fox Paine would not be providing (nor would the Company and its affiliates be relying on it for) tax, regulatory, legal or accounting advice in connection with a Change of Control and that Fox Paine is not rendering any formal opinions to the Company with respect to the Advisory Services. If a Change of Control is consummated, the Company agrees to pay Fox Paine, upon the consummation of the Change of Control, an amount in cash to be agreed between the Company and Fox Paine (the “Transaction Fee”).

In addition, in connection with the ongoing operations of the Company and its affiliates, since the Original Agreement the Company has reimbursed Fox Paine for its expense related to the provision of Services and Advisory Services. Accordingly, the Company agrees, as and when such are invoiced to the Company by Fox Paine, to promptly reimburse the Fox Paine Entities for all direct and indirect expenses paid or incurred in connection with the Services and/or Advisory Services, including, for the avoidance of doubt, in connection with efforts to arrange or consummate a Change of Control as well as for reasonable, estimated foreseeable post-closing expenses, which shall be invoiced (including a description of the basis thereof) to the Company prior to the consummation of the Change of Control.

Fox Paine may assign its rights and delegate its obligations hereunder, in whole or in part, to any of its present or future affiliates, and shall provide written notice to the Company of any such assignment.

Fox Paine and the Company continue to agree that the indemnification letter, dated as of September 5, 2003, (the “Indemnification Letter”) shall continue to survive this Amendment and Restatement of the Management Agreement and survive any termination, expiration or assignment of this Amended and Restated Management Agreement. The Indemnification Letter applies to Services and Advisory Services.

Global Indemnity (Cayman) Limited

October 31, 2013

Except as may be required by applicable law or regulation or in connection with any proceeding, inquiry or request by or before, or a filing with or submission to, a court, governmental or judicial authority, regulatory or administrative body or securities exchange, none of the Company, Global Indemnity or any of their respective subsidiaries will disclose to any third party, or publicly refer to, any written or oral advice provided by Fox Paine pursuant to this Amended and Restated Management Agreement, without the prior written consent of Fox Paine. The Advisory Services provided by Fox Paine hereunder are intended solely for the benefit and use of the senior management and the Board of Directors of each of the Company, Global Indemnity and their respective subsidiaries, are not on behalf of, and are not intended to confer rights or remedies upon, any shareholder of Global Indemnity, any employee or creditor of the Company, Global Indemnity or any of their respective subsidiaries or any other person, and may not be used or relied upon for any other purpose.

All amounts payable to Fox Paine hereunder shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by applicable law, in which event the Company shall pay such additional amounts as shall be necessary to ensure that the net amount received by Fox Paine will equal the full amount that would otherwise have been received by Fox Paine had no such deduction or withholding been made. Payments made by the Company pursuant to this Amended and Restated Management Agreement shall be made by wire transfer of immediately available funds to such account as Fox Paine shall designate to Global Indemnity Cayman in writing from time to time.

Concurrently herewith, each of Global Indemnity Group, Inc. (“GIGI”), Wind River Reinsurance Company, Ltd., and UAIL is executing a separate reaffirmation agreement in the form attached hereto as Exhibit A in respect of the Guaranty, dated March 15, 2011, from such entity in favor of Fox Paine with respect to the Amended and Restated Management Agreement and the Indemnification Letter.

This Amended and Restated Management Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to choice of law or conflicts of law principles. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Amended and Restated Management Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of New York or any New York state court, and each of the parties hereto hereby (1) consents and submits itself and its property to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, (2) consents to and submits itself and its property to the personal jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding,

Global Indemnity (Cayman) Limited

October 31, 2013

and (3) irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. We and you (on your behalf and, to the extent permitted by applicable law, on behalf of your stockholders and creditors) waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of or in connection with this letter agreement or our engagement.

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Global Indemnity (Cayman) Limited

October 29, 2013

Please confirm that the foregoing is in accordance with your understanding and agreement with Fox Paine by signing a copy of this Amended and Restated Management Agreement in the space provided below.

Very truly yours,

FOX PAINE & COMPANY, LLC

By:
Name:
Title:

ACCEPTED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:
GLOBAL INDEMNITY (CAYMAN) LIMITED

By:	/s/ Cynthia Y. Valko
Name: Cynthia Y. Valko
Title: Director

[Management Agreement]